Exhibit 99.1
Hanmi Financial Corp. Announces Retirement of
Four Board Members
LOS ANGELES — November 4, 2008 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that three members of its Board of Directors — Won Ro Yoon, M.D., Ki Tae Hong, and Chang Kyu Park — are retiring effective November 5, 2008. Each of the directors is concurrently retiring from the Board of Directors of Hanmi Bank. Also retiring from the Board of Directors of Hanmi Bank, effective November 5, 2008, is Stuart Ahn.
The retirements follow a recently announced informal supervisory agreement (memorandum of understanding) with regulators (the Federal reserve Bank of San Francisco and the California Department of Financial Institutions) under which the Board committed to addressing a variety of issues, including Board enhancement and succession planning.
Jay S. Yoo, President and Chief Executive Officer, thanked the retiring Board members, some of whom have been with Hanmi since its inception, for their years of service. “Hanmi has achieved remarkable growth during the tenures of these gentlemen,” said Yoo, “and we wish them all the best in their retirement. In the meantime, we are working diligently to find their successors.”
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 26 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties, and six loan production offices in Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-351-9227
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